SECURITIES AND EXCHANGE COMMISSION
                           Washington, DC  20549

                               SCHEDULE 13G
                              (Rule 13d-102)

          INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED
                           PURSUANT TO 13d-2(b)
                           (Amendment No. 3 )(1)

                       Braun's Fashions Corporation
                    ----------------------------------
                             (Name of Issuer)

                       Common Stock, $.01 par value
                    ----------------------------------
                      (Title of Class of Securities)

                                  1056581
                              --------------
                              (CUSIP Number)


                               ------------






------------
      (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remained of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




CUSIP No. 1056581                     13G                   Page 2 of 12 Pages
-------------------                                         ------------------

1   NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            CIGNA Corporation
            06-1059331

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

3   SEC USE ONLY

4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware

                                       5   SOLE VOTING POWER

                                           - 0 -

                                       6   SHARED VOTING POWER
 NUMBER OF SHARES BENEFICIALLY
OWNED BY EACH REPORTING PERSON             - 0 -
             WITH:
                                       7   SOLE DISPOSITIVE POWER

                                           - 0 -

                                       8   SHARED DISPOSITIVE POWER

                                           - 0 -

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    - 0 -

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES*                                                        [ ]

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    - 0 -

12  TYPE OF REPORTING PERSON*

    HC, CO

                   *SEE INSTRUCTION BEFORE FILLING OUT!


CUSIP No. 1056581                     13G                   Page 3 of 12 Pages
-----------------                                           ------------------

1   NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            CIGNA Funding Limited Partnership
            06-1139876

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

3   SEC USE ONLY

4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware

                                       5   SOLE VOTING POWER

                                           - 0 -

                                       6   SHARED VOTING POWER
 NUMBER OF SHARES BENEFICIALLY
OWNED BY EACH REPORTING PERSON             - 0 -
             WITH:
                                       7   SOLE DISPOSITIVE POWER

                                           - 0 -

                                       8   SHARED DISPOSITIVE POWER

                                           - 0 -

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    - 0 -

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES*                                                        [ ]

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    - 0 -

12  TYPE OF REPORTING PERSON*

    PN

                   *SEE INSTRUCTION BEFORE FILLING OUT!


CUSIP No. 1056581                     13G                   Page 4 of 12 Pages
-----------------                                           ------------------

1   NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Morgan Stanley, Dean Witter, Discover & Co.
            36-3145972

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

3   SEC USE ONLY

4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware

                                       5   SOLE VOTING POWER

                                           - 0 -

                                       6   SHARED VOTING POWER
 NUMBER OF SHARES BENEFICIALLY
OWNED BY EACH REPORTING PERSON             - 0 -
             WITH:
                                       7   SOLE DISPOSITIVE POWER

                                           - 0 -

                                       8   SHARED DISPOSITIVE POWER

                                           - 0 -

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    - 0 -

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES*                                                        [ ]

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    - 0 -

12  TYPE OF REPORTING PERSON*

    CO

                   *SEE INSTRUCTION BEFORE FILLING OUT!


CUSIP No. 1056581                     13G                   Page 5 of 12 Pages
-----------------                                           ------------------

1   NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Morgan Stanley Leveraged Capital Fund Inc.
            13-3286788

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

3   SEC USE ONLY

4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware

                                       5   SOLE VOTING POWER

                                           - 0 -

                                       6   SHARED VOTING POWER
 NUMBER OF SHARES BENEFICIALLY
OWNED BY EACH REPORTING PERSON             - 0 -
             WITH:
                                       7   SOLE DISPOSITIVE POWER

                                           - 0 -

                                       8   SHARED DISPOSITIVE POWER

                                           - 0 -

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    - 0 -

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES*                                                        [ ]

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    - 0 -

12  TYPE OF REPORTING PERSON*

    CO

                   *SEE INSTRUCTION BEFORE FILLING OUT!


CUSIP No. 1056581                     13G                   Page 6 of 12 Pages
-----------------                                           ------------------

1   NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            The Morgan Stanley Leveraged Mezzanine Fund, L.P.
            13-3284523

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

3   SEC USE ONLY

4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware

                                       5   SOLE VOTING POWER

                                           - 0 -

                                       6   SHARED VOTING POWER
 NUMBER OF SHARES BENEFICIALLY
OWNED BY EACH REPORTING PERSON             - 0 -
             WITH:
                                       7   SOLE DISPOSITIVE POWER

                                           - 0 -

                                       8   SHARED DISPOSITIVE POWER

                                           - 0 -

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    - 0 -

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES*                                                        [ ]

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    - 0 -

12  TYPE OF REPORTING PERSON*

    PN

                   *SEE INSTRUCTION BEFORE FILLING OUT!


Item 1(a). Name of Issuer:

           Braun's Fashions Corporation (the "Company")

Item 1(b). Address of Issuer's Principal Executive Offices:

           2400 Xenium Lane North
           Plymouth, Minnesota 55441

Item 2(a). Name of Person Filing:

           CIGNA Corporation ("CIGNA")

           CIGNA Funding Limited Partnership ("CIGNA Funding")

           Morgan Stanley, Dean Witter, Discover & Co. ("Morgan Stanley")

           Morgan Stanley Leveraged Capital Fund Inc. ("Morgan Capital")

           The Morgan Stanley Leveraged Mezzanine Fund, L.P. ("Fund")

Item 2(b). Address of Principal Business Office or, if None, Residence:

           The address of the principal business and principal office of each of the Fund, Morgan Capital and Morgan Stanley is 1221 Avenue of the Americas, New York, New York 10020.

           The address of CIGNA is One Liberty Place, Philadelphia,
           Pennsylvania 19192.   The address of CIGNA Funding is 900 Cottage
           Grove Road, Bloomfield, Connecticut 06002.

Item 2(c). Citizenship:

           The citizenship of each of the Fund, Morgan Capital and Morgan Stanley is Delaware.

           The citizenship of CIGNA and CIGNA Funding is Delaware.

Item 2(d). Title of Class of Securities:

           Common Stock.


Item 2(e). CUSIP Number:

           1056581

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

           (a)   [ ]   Broker or dealer registered under Section 15 of the
                       Act,

           (b)   [ ]   Bank as defined in Section 3(a)(6) of the Act,

           (c)   [ ]   Insurance Company as defined in Section 3(a)(19) of
                       the Act,

           (d)   [ ]   Investment Company registered under Section 8 of the
                       Investment Company Act,

           (e)   [ ]   Investment Adviser registered under Section 203 of the
                       Investment Advisers Act of 1940,

           (f)   [ ]   Employee Benefit Plan, Pension Plan, Pension Fund
                       which is subject to the provisions of the Employee
                       Retirement Income Security Act of 1974 or Endowment
                       Fund; see 13d-1(b)(1)(ii)(F),

           (g)   [ ]   Parent Holding Company, in accordance Rule
                       13d-1(b)(1)(ii)(G); see Item 7,

           (h)   [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

           Not Applicable

Item 4.    Ownership.  (a) Amount Beneficially Owned:

      None of CIGNA, CIGNA Funding, Morgan Stanley and Morgan Capital may be deemed to own beneficially any shares of Common Stock as of December 31, 1997. The Fund has ceased to own any shares of Common Stock and did not own any shares of Common Stock as of December 31, 1997. Morgan Capital and CIGNA Funding, as general partners of the Fund, had the power, on behalf of the Fund, to vote or direct the vote and to dispose or direct the disposition of all Common Stock held by the Fund. Morgan Stanley, as the sole shareholder of Morgan Capital, had the power to direct the actions of Morgan Capital. CIGNA, as the sole indirect shareholder of the general partner of CIGNA Funding, had the power to control the actions of CIGNA Funding with respect to the Common Stock held by the Fund. None of CIGNA, CIGNA Funding, Morgan Stanley and Morgan Capital may be deemed to have beneficial ownership of any shares of Common Stock as the Fund has ceased to own any such shares.

           (b)  Percent of Class:

                CIGNA                               0.0%
                CIGNA Funding                       0.0%
                Morgan Stanley                      0.0%
                Morgan Capital                      0.0%
                Fund                                0.0%

           (c)  Number of shares as to which such person has:

                                  (i)                 (ii)                 (iii)                 (iv)
                             Sole power to        Shared power         Sole power to         Shared power
                              vote or to          to vote or to        dispose or to      to dispose or to
                            direct the vote      direct the vote         direct the           direct the
                                                                       disposition of      disposition of
                            ------------------------------------------------------------------------------
CIGNA                            - 0 -                - 0 -                - 0 -                - 0 -
CIGNA Funding                    - 0 -                - 0 -                - 0 -                - 0 -
Morgan Stanley                   - 0 -                - 0 -                - 0 -                - 0 -
Morgan Capital                   - 0 -                - 0 -                - 0 -                - 0 -
Fund                             - 0 -                - 0 -                - 0 -                - 0 -



Item 5.    Ownership of Five Percent or Less of a Class

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ].

Item 6.    Ownership of More than Five Percent on Behalf of Another Person.

           N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

           CIGNA is the parent holding company of CIGNA Leveraged Capital Fund Inc., the sole general partner of CIGNA Funding.

           Morgan Capital, a wholly owned subsidiary of Morgan Stanley, and CIGNA Funding are general partners of the Fund.

Item 8.    Identification and Classification of Members of the Group.

           N/A

Item 9.    Notice of Dissolution of the Group.

           N/A

Item 10.   Certification.

           N/A

                                 SIGNATURE
                                 ---------

      After reasonable inquiry and to the best of the knowledge and belief of each of the undersigned, each of he undersigned certifies that the information set forth in this statement is true, complete and correct.


Date: February 17, 1998

                                          CIGNA Corporation



                                          By: /s/ Kathryn Pietrowiak
                                              -------------------------------
                                               Name: Kathryn Pietrowiak
                                               Title: Assistant Corporate
                                                      Secretary

                                          CIGNA Funding Limited Partnership

                                          By: CIGNA Leveraged Capital Fund
                                              Inc., as general partner

                                          By: /s/ Kathryn Pietrowiak
                                              -------------------------------
                                               Name: Kathryn Pietrowiak
                                               Title: Assistant Secretary

                                          Morgan Stanley, Dean Witter,
                                           Discover & Co.

                                          By: /s/ Peter R. Vogelsang
                                              -------------------------------
                                               Name: Peter R. Vogelsang
                                               Title: Secretary


                                          Morgan Stanley Leveraged Capital
                                           Fund Inc.

                                          By: /s/ Peter R. Vogelsang
                                              -------------------------------
                                               Name: Peter R. Vogelsang
                                               Title: Secretary





                                          The Morgan Stanley Leveraged
                                           Mezzanine Fund, L.P.

                                          By Morgan Stanley Leveraged Capital
                                           Fund Inc.

                                          By: /s/ Peter R. Vogelsang
                                              -------------------------------
                                               Name: Peter R. Vogelsang
                                               Title: Secretary





Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 10001).